Exhibit 4.7

SUPPLEMENT TO INTERCREDITOR AGREEMENT

Supplement No. 1 (this “Supplement”) dated as of January 29, 2010, to the Intercreditor Agreement dated as of October 9, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto, Bank of America, N.A., in its capacity as agent under the ABL Credit Agreement (together with its successors, “ABL Agent”) and U.S. Bank National Association, as trustee, not in its individual capacity, but solely in its capacity as trustee and collateral agent under the Indenture and (as the case may be) as collateral agent for and representative of the holders of the Additional Pari Passu Notes Obligations, including in each case its successors and assigns from time to time (in such capacities, the “Notes Agent”)

W I T N E S S E T H:

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (“New Company Subsidiary”) hereby agrees as follows:

1.             The New Company Subsidiary, by its signature below, becomes a “Company Subsidiary” under the Intercreditor Agreement with the same force and effect as if originally named therein as a “Company Subsidiary” and the New Company Subsidiary hereby acknowledges all of the terms and provisions of the Intercreditor Agreement applicable to it as a “Company Subsidiary” thereunder.  Each reference to a “Company Subsidiary” in the Intercreditor Agreement shall be deemed to include the New Company Subsidiary.  The Intercreditor Agreement is incorporated herein by reference.

2.             The New Company Subsidiary represents and warrants to the Notes Agent and the ABL Agent that this Supplement has been duly executed and delivered by such New Company Subsidiary and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.             This Supplement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

4.             Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

5.             This Supplement shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, the New Company Subsidiary, Notes Agent and ABL Agent have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

NEW COMPANY SUBSIDIARY:

TOPS PT, LLC

	By:	/s/ Frank Curci
	Name:	Frank Curci
	Title:	President and Chief Executive Officer

ABL AGENT

Bank of America, N.A., as ABL Agent

	By:	/s/ Roger Malouf
	Name:	Roger Malouf
	Title:	Vice President

NOTES AGENT

U.S. Bank National Association, not in its individual capacity, but solely in its capacity as Trustee and Collateral Agent under the Indenture and Collateral Agent under the Note Documents, as Notes Agent.

	By:	/s/ Beverly A. Freeney
	Name:	Beverly A. Freeney
	Title:	Vice President